Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, Mr. Piero Ferrari and Exor S.p.A., a società per azioni organized under the laws of the Republic of Italy, agree to the joint filing of a statement on Schedule 13D in respect of the common shares, par value €0.01 per share, of Ferrari N.V. including any amendments thereto, further agree that this joint filing agreement be included as an exhibit to such Schedule 13D.  Each of the undersigned further agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning himself or itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of January 3, 2016.

/s/ P. Ferrari
Piero Ferrari

Exor S.p.A.

By:	/s/ John Elkann
	Name:	John Elkann
	Title:	Chairman & Chief Executive Officer